EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of GTT Communications, Inc. of our report dated March 18, 2014, on our audits of the consolidated balance sheets of GTT Communications, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows, for the years then ended which report appears in the annual report on Form 10-K of GTT Communications, Inc. for the year ended December 31, 2013.

/s/ CohnReznick LLP

Vienna, VA
April 22, 2014